Exhibit 99.1

Builders FirstSource announces Floyd Sherman to step down as CEO at end of year

August 9, 2017 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR) today announced that CEO Floyd Sherman, age 78, has advised the Company’s Board of Directors that he intends to step down as CEO effective January 1, 2018.

In accordance with the Company’s succession plan, Paul S. Levy, Chairman of the Board, confirmed that the Board intends to appoint Chad Crow, currently President and COO of the Company, as President and CEO effective January 1, 2018.

Mr. Levy commented, “Today we are formally announcing the transition of Builders FirstSource leadership. Floyd’s stewardship of Builders FirstSource began in 2001, only a few short years after the Company was founded, when Builders FirstSource was at a critical point in its development. Floyd’s vision, leadership and execution were instrumental in creating the business we have today. Through his 16 years of leadership, Floyd has effectively guided Builders FirstSource through industry downturns, numerous business changes and the successful acquisition and integration of ProBuild, and, today, we announce this transition at a time when the Company is producing record results. We owe a great debt to Floyd for his brilliant leadership and his unwavering determination to make our Company the success it is today. We are very pleased that he will remain on the Board of Directors through May 2018, and serve as an employee advisor to the Company through March 2019.

Commenting on the transition, Mr. Sherman remarked, “I could not be more proud of what we have built at Builders FirstSource. I am confident in Chad Crow’s leadership, and know I am leaving the Company in very capable hands. Over Chad’s 18 year tenure, he has been involved in all aspects of our operations, including serving as CFO for seven years and COO the past three years. He was instrumental in taking the Company public, guiding us through the worst housing downturn in history, and setting Builders FirstSource on a positive growth trajectory. His extensive industry experience, knowledge of our operations, and respect for our people, will be invaluable assets as the Company implements its growth strategy in the coming years.”

About Builders FirstSource

2016 Sales: $6.4 Billion	Associates: 14 Thousand	Operations in 40 states

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 40 states with 400 locations and have a market presence in 75 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution facilities and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

Contact:
Jennifer Pasquino SVP Investor Relations Builders FirstSource, Inc. (303) 262-8571	Bryan Rosenbaugh Director, Finance Builders FirstSource, Inc. (303) 262-8592

Source: Builders FirstSource, Inc.